EXHIBIT 10.52

VANDA PHARMACEUTICALS INC.

December 2, 2013

Dear Bob:

This letter (the “Agreement”) confirms the agreement between you and Vanda Pharmaceuticals Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will continue until it terminates on January 1, 2014 (the “Termination Date”). During the remainder of your employment with the Company, the Company will continue to pay you your current base salary and provide you all employee benefits to which you are entitled. You agree that during the remainder of your employment with the Company: you will not enter the Company’s office unless you are requested to do so by the Chief Executive Officer of the Company; you will not communicate in any manner with any director, officer or employee of the Company unless you are requested to do so by the Chief Executive Officer of the Company; you will not engage in any conduct detrimental to the best interests of the Company; and you will make yourself reasonably available to the Company to address Company-related matters.

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it (the “Release Deadline”). You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. The Company will pay you all of your salary earned through the Termination Date and all of your accrued but unused vacation time (less all applicable withholding taxes and other deductions). You will receive this payment on the day following the Termination Date. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Pursuant to Section 6 of your Employment Agreement with the Company dated October 24, 2011 (the “Employment Agreement”), if you sign this Agreement by the Release Deadline, and do not revoke, this Agreement, the Company will: (a) pay you an amount equal to your current base monthly salary of $30,666.67 (less all applicable withholding taxes) for twelve (12) months following the Termination Date and such severance pay shall be paid to you in accordance with the Company’s standard payroll procedures, starting on the Company’s first payroll date that occurs on or following the 61st day after the Termination

Date (the aggregate amount of these severance payments is equal to $368,000 (less all applicable withholding taxes)) and once said payments commence, they shall be retroactive to the Termination Date and; (b) pay you a lump sum payment of $147,200, less all applicable withholdings, which equals your current Annual Target Bonus (as defined in the Employment Agreement) and such amount shall be payable to you on the Company’s first payroll date that occurs on or following the 61st day after the Termination Date. If you breach any provision of this Agreement, you understand that no unpaid severance payments will be made to you; however, in such event this Agreement shall remain in full force and effect.

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 6 of the Employment Agreement, if you sign, and do not revoke, this Agreement and elect to continue group health insurance coverage, the Company will pay your monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of (a) the end of the period of twelve (12) months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you are offered substantially equivalent health insurance in connection with new employment or self-employment. You acknowledge that the payments provided for in this Section 5 may be considered taxable income to you.

6. Additional Option Vesting and Extension of Exercise Period. The Company granted you one or more options to purchase shares of its Common Stock, as set forth in the report attached hereto as Exhibit A (the “Options”). As of the Termination Date, you would have been vested in the number of shares set forth in Exhibit A. If you sign, and do not revoke, this Agreement, you will become vested in additional shares as set forth in Exhibit A, effective as of the date immediately prior to the Termination Date. By their original terms, the Options would have been exercisable with respect to the vested shares at any time until the date three months after the Termination Date. If you sign, and do not revoke, this Agreement, the Company will extend the post-termination exercise period applicable to the original vested shares and the additional vested shares at any time that occurs (a) after the Effective Date and (b) not more than six (6) months after the Termination Date. The Options will expire with respect to the remaining unvested shares on the Termination Date. You acknowledge that, by the original terms of the Options, no additional shares would have vested. In all other respects, the Stock Option Agreements relating to the Options will remain in full force and effect, and you agree to remain bound by those Agreements. You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this paragraph.

7. Rent and Parking Privileges. If you sign, and do not revoke, this Agreement, until the Rent Termination Date (as defined below), the Company will (a) continue to pay the monthly rent for your apartment located in the District of Columbia (the “Apartment”) on the same terms, in the same amount and in accordance with the same procedures employed by the Company prior to the Termination Date and (b) continue to provide you with access to one parking space in the garage located at the Company’s headquarters. The “Rent Termination Date” shall be the earlier to occur of (x) last day of the current term of the lease for the Apartment and (y) the date on which you move out of the Apartment. You acknowledge that the benefits provided to you in this Section 7 may be considered taxable income to you.

8. Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4, 5, 6 and 7 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims relating to taxes incurred due to the severance benefits, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964 the District of Columbia Human Rights Act, Article 49B of the Maryland Code, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by your Confidential Information Agreement with the Company, which you signed on October 24, 2011, and a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement and the Indemnification Agreement between you and the Company dated as of October 24, 2011, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the District of Columbia (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
Mihael H. Polymeropoulos, M.D.
Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Robert Repella
Signature of Robert Repella

Dated: December 12, 2013

EXHIBIT A

OPTIONS

Grant Date	Options vested as of Termination Date	Additional options vested under Section 6(d) of Employment Agreement	Total vested options (including additional options under Section 6(d))
10/24/2011	61,027	14,375	75,402
12/07/2012	586	1,758	2,344

TOTAL	61,613	16,133	77,746

EXHIBIT B

CONFIDENTIAL INFORMATION AGREEMENT